Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective June 24, 2025 (the “Effective Date”), by and between Michael Cordonnier (“Executive”) and Carlsmed, Inc. (the “Company”).

WHEREAS, Executive has been employed by the Company pursuant to that certain Employment Agreement, dated June 4, 2018 (the “Original Agreement”);

WHEREAS, Executive and the Company are parties to that certain Employee Proprietary Information and Invention Assignment Agreement, dated June 4, 2018 (the “PIIA”);

WHEREAS, Executive and the Company mutually desire to replace and supersede the Original Agreement and PIIA in their entirety and enter into an agreement containing the terms and conditions pursuant to which the Company will continue to employ Executive.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Employment by the Company.

1.1 Position. Subject to the terms set forth herein, the Company agrees to continue employing Executive in the position of President and Chief Executive Officer (“CEO”), and Executive hereby accepts such continued employment, for the period beginning on the Effective Date and ending upon Executive’s separation of employment pursuant to Section 5 of this Agreement (the “Employment Period”). Executive will report to the Board of Directors of the Company (the “Board”) and serve as a member of the Board during the Employment Period. Executive will perform such duties as are normally associated with his position and as assigned by the Board consistent with Executive’s position with the Company from time to time.

1.2 Location. Executive shall perform his duties under this Agreement principally out of the Company’s Carlsbad, California office. Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company or as otherwise requested by the Board.

1.3 Salary. During the Employment Period, Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $425,000, subject to review and increase by the Board (or an authorized committee thereof) in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”). The Board will annually review Executive’s overall compensation, including Executive’s Base Salary for increases, the Annual Bonus (as defined below) and the possibility of equity-based awards. In addition, in connection with the first underwritten public offering of the Company’s Common Stock under the Securities Act of 1933, as amended (the “IPO”), the Board will review Executive’s overall compensation, including Executive’s Base Salary, the Annual Bonus and the possibility of granting Executive equity-based awards to be effective, and contingent upon, the closing of the IPO. Any increases in Executive’s Base Salary, the Annual Bonus or the grant of any equity-based awards will be in the sole discretion of the Board.

1.4 Bonus. During the Employment Period, Executive shall be eligible to earn an annual bonus with a target amount equal to sixty percent (60%) of the Base Salary (such amount, the “Annual Bonus”), based on achievement of performance targets as established by the Board (or an authorized committee thereof) each year in its sole discretion. The Board (or an authorized committee thereof) will determine in its sole discretion the extent to which Executive has achieved the performance targets upon which the Annual Bonus is based and the amount of the Annual Bonus, which could be zero. The annual period over which performance is measured for purposes of this Section 1.4 is January 1 through December 31. The Board (or an authorized committee thereof) may adjust the target amount of the Annual Bonus in its sole discretion. The Annual Bonus, if any, will be paid within two-and-one-half (2½) months following the end of the applicable calendar year and shall be subject to standard federal and state payroll withholding requirements. In order to be eligible to receive an Annual Bonus, Executive must be employed by the Company through the date any bonus is paid.

2. Benefits; Reimbursements.

2.1 Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s written personnel policies and procedures that are provided or made available to Executive, as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive shall be eligible to participate in the benefits made generally available by the Company to other senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.2 General Reimbursement.

(a) General Reimbursement. Subject to the Company’s standard expense reimbursement policy, the Company will reimburse Executive for reasonable out-of-pocket business expenses he incurs in connection with his employment with the Company (including legal fees incurred in connection with the negotiation of this Agreement up to a maximum amount of $15,000), provided that Executive provides proper documentation of such expenses in accordance with the Company’s policies.

(b) 409A. For the avoidance of doubt, to the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. Outside Activities. During the term of Executive’s employment with the Company, and excluding periods of vacation and sick leave to which Executive is entitled, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Notwithstanding anything to the contrary in the preceding sentence, except with the prior written consent of the Board, Executive will not, during the Employment Period, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for: (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve; or (ii) such other activities as may be specifically approved by the Board (or an authorized committee thereof). This restriction shall not, however, preclude Executive from owning less than five percent (5%) of the total outstanding shares of a publicly traded company.

4. No Conflict with Existing Obligations. Executive represents that Executive’s performance of all terms of this Agreement and as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that during the Employment Period, Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

5. Termination Of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined in Section 5.2(b) below) or Good Reason (as defined in Section 5.1(h) below), as applicable. The provisions in this Section 5 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status. Upon any termination of Executive’s employment with the Company, if Executive holds any other positions with the Company or any affiliate, including Executive’s position as a member of the Board, Executive shall be deemed to have automatically resigned from each such position unless otherwise agreed in writing between the Board and Executive.

5.1 Termination by the Company without Cause or Resignation by Executive for Good Reason.

(a) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 5.1 at the times in accordance with Section 5.5 without “Cause” or Executive may resign for Good Reason by giving notice as described in Section 5.5(a)(iv) of this Agreement. A resignation without Good Reason pursuant to Section 5.3 or a termination pursuant to Section 5.4 below is not a termination without Cause for purposes of receiving the benefits described in this Section 5.1.

(b) If the Company terminates Executive’s employment at any time without Cause or Executive resigns his employment with the Company for Good Reason, then Executive shall be entitled to receive the Accrued Obligations (defined in Section 5.1(e) below)

and, if Executive complies with the obligations in Section 5.1(d) below, Executive shall also be eligible to receive the following “Severance Benefits”:

(i) The Company will pay Executive an amount equal to Executive’s then current Base Salary for eighteen (18) months, less all applicable withholdings and deductions (“Severance”), to be paid in equal installments over a period of eighteen (18) months in accordance with the Company’s regular payroll practices beginning on the Company’s second regularly scheduled payroll date following the Release Effective Date (as defined in Section 5.1(d) of this Agreement), with the first installment including any amount of the Severance that would otherwise have been due prior to the Release Effective Date.

(ii) Executive shall be eligible to receive any unpaid Annual Bonus for the year immediately preceding the year of Executive’s termination, provided that such Annual Bonus would have been earned and payable pursuant to the relevant bonus criteria excluding the requirement that Executive be employed on the date of payment, which will be paid in a lump sum when annual bonuses are otherwise paid to other senior Company executives, which in no event will be later than March 15 of the year following the year for which such Annual Bonus relates (or the second regularly scheduled payroll date following the Release Effective Date, if later).

(iii) Executive will be eligible to earn a pro-rated Annual Bonus, if any is earned based achievement of performance targets as established by the Board, for the year in which the termination occurs, subject to standard payroll deductions and withholdings, which will be paid in a lump sum when annual bonuses are otherwise paid to other senior Company executives, which in no event will be later than March 15 of the year following the year for which such Annual Bonus relates (or the second regularly scheduled payroll date following the Release Effective Date, if later).

(iv) If Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) eighteen (18) months following the termination date; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii)), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf could result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(c) In the event that there is a Corporate Transaction (as defined in the Carlsmed, Inc. 2019 Stock Incentive Plan (the “Incentive Plan”)) and Executive’s employment is terminated by the Company without Cause or Executive resigns his employment with the Company for Good Reason, in each case in connection with or within the three (3) month period immediately prior to the Corporate Transaction or the twelve (12) month period on and immediately following the Corporate Transaction, then Executive shall be entitled to receive the Accrued Obligations and, provided that Executive complies with the obligations in Section 5.1(d) below, in addition to the other Severance Benefits described in Section 5.1(b), (i) all unvested time-based vesting equity awards held by Executive that were granted under the Incentive Plan or such similar equity incentive plan as may be adopted by the Company from time to time, and are outstanding at the time of the termination of employment shall accelerate and vest as of such termination of employment (the “Accelerated Vesting”), and (ii) an additional amount reflecting Executive’s target Annual Bonus for a period of eighteen (18) months calculated by multiplying Executive’s target Annual Bonus amount by 1.5, to be paid in equal installments over a period of eighteen (18) months in accordance with the Company’s regular payroll practices beginning on the Company’s second regularly scheduled payroll date following the Release Effective Date. For the avoidance of doubt, the Accelerated Vesting will only apply to accelerate the vesting of any time-based vesting conditions that lapse solely based on Executive’s continued employment or service with the Company and shall not apply to any performance-based vesting conditions.

(d) Executive will be paid all of the Accrued Obligations, as defined below, on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits and the Accelerated Vesting pursuant to Section 5.1(b) and Section 5.1(c) of this Agreement, respectively, if: (i) by the 60th day following the date of Executive’s termination of employment from the Company, he has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in the form attached hereto as Exhibit A (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if he holds any other positions with the Company or any affiliate, including a position on the Board, he resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) he returns all Company property; (iv) he complies in all material respects with all post-termination obligations under this Agreement; and (v) he complies in all material respects with the terms of the Release, including without limitation the non-disparagement and confidentiality provisions contained in the Release. To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two (2) calendar years, the payment of Severance will not be made or begin until the later calendar year.

(e) For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid Base Salary through the date of termination, (ii) accrued but unpaid vacation, (iii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iv) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(f) The Severance Benefits provided to Executive pursuant to this Section 5.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(g) Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 5.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full and exclusive compensation with respect to such termination, and not a penalty.

(h) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s Base Salary or target Annual Bonus opportunity unless such reduction applies to all similarly situated executives across the board; (ii) a material reduction in Executive’s duties, authority, reporting structure, responsibilities, or title relative to Executive’s duties, authority, reporting structure, responsibilities, or title in effect immediately prior to such reduction, provided, however, that the acquisition of the Company and subsequent conversion of the Company to a subsidiary division or unit of the acquiring company will not by itself, or coupled with any related change in Executive’s title and/or reporting structure, constitute Good Reason; (iii) Executive no longer being a member of the Board, or (iv) the relocation of Executive’s principal place of employment in a manner that lengthens his one-way commute distance by thirty (30) or more miles from his then-current principal place of employment immediately prior to such relocation. Any such resignation by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to resign for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that his employment with the Company is being terminated; and (4) Executive voluntarily resigns his employment within thirty (30) days following the end of the Cure Period.

5.2 Termination by the Company for Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 5.5 of this Agreement.

(b) “Cause” for termination shall mean that the Board has determined that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement, or any other agreement between the parties; (ii) any willful conduct which would be reasonably likely to bring the Company into substantial public disgrace or disrepute; (iii) the commission of a felony under applicable law or a crime of moral turpitude; (iv) material violation of any written Company policy applicable to Executive that causes material economic or reputational harm to the Company; (v) material and repeated refusal to follow or implement a clear, lawful, and reasonable directive of the Board that is within the scope of

Executive’s duties and responsibilities; (vi) gross negligence or willful and material incompetence in the performance of Executive’s duties that causes material economic or reputational harm to the Company (as determined by the Board in its good-faith discretion); or (vii) material breach of fiduciary duty. Notwithstanding the foregoing, no act or failure to act shall constitute Cause under the immediately preceding clauses (i), (ii), (iv), (v) or (vi) unless and until the Board has delivered written notice to Executive specifying the act or failure to act providing the basis for a Cause termination and, if such act or failure to act is reasonably suspectable to cure, affords Executive fifteen (15) days to cure such act or failure to act.

(c) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

5.3 Resignation by Executive.

(a) Executive may resign from Executive’s employment with the Company at any time by giving the notice as described in Section 5.5.

(b) In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

5.4 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive’s legal representatives Executive’s Accrued Obligations.

(b) Subject to Section 5.5(a)(iii) and applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for one hundred and twenty (120) days consecutively or six (6) months in the aggregate during any twelve (12) month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

5.5 Notice; Effective Date of Termination.

(a) Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Section 5.2(b)(i), (ii), (iv), (v), or (vi) in which case fifteen (15) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii) immediately upon Executive’s death;

(iii) ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(iv) ten (10) days after Executive gives written notice to the Company of Executive’s resignation without Good Reason or such later date agreed upon by Executive and the Company, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date (Executive will receive compensation through any required notice period); or

(v) for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 5.1(h).

5.6 Section 409A. It is intended that the terms of this Agreement comply with Section 409A of the Code and related Treasury regulations (“Section 409A”) or an exemption therefrom, and the terms of this Agreement will be interpreted accordingly; provided, however, that the Company, the Company’s affiliates, and their respective employees, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to Executive with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A. Notwithstanding any provision to the contrary in this Agreement, with respect to any amounts under this Agreement that are determined to be deferred compensation for purposes of Section 409A and payable as a result of Executive’s termination of employment, Executive shall not be deemed to have terminated employment unless and until she has experienced a “separation from service” (as that term is used in Section 409A). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Any reimbursements or in-kind benefits provided to or for the benefit of Executive that constitute deferred compensation for purposes of Section 409A shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (b) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s “separation from service” to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon “separation from service” set forth herein and/or under any other agreement with the Company are deemed to be “nonqualified deferred compensation” under Section 409A, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the first date following expiration of the six-month period following the date of Executive’s “separation from service” with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

5.7 Section 280G. On and after the date on which the Company’s stock becomes publicly traded on an established securities market or otherwise, if any of the payments or benefits that Executive has received or that Executive may receive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments and benefits collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.7, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount under clause (ii) above shall the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5.7 shall be made in a manner that results in the greatest economic benefit to Executive, as determined by the Company, and that is consistent with the requirements of Section 409A.

6. Indemnification. Executive shall be entitled to the indemnification protections under, and subject to the terms and conditions of, that certain Indemnification Agreement, dated as of December 15, 2020, as amended, modified or restated from time to time (the “Indemnification Agreement”).

7. Restrictive Covenants. Executive acknowledges and agrees that this Section 7 shall replace and supersede the PIIA in its entirety.

7.1 Confidential Information. Executive agrees and covenants to treat all Confidential Information (as defined below) as strictly confidential and not to (except as required within the scope and performance of Executive’s authorized employment and duties to the Company or any of the Company’s affiliates), directly or indirectly: (a) disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company; and (b) access or use any Confidential Information, or copy or reproduce any Confidential Information, or remove any such Confidential Information from the premises or control of the Company. Executive agrees to report any unauthorized disclosure or use of Confidential Information to the Company promptly upon gaining knowledge of such unauthorized disclosure or use. Executive understands that “Confidential Information” means all information (in spoken, printed, electronic, or any other form or medium), whether disclosed to or learned or developed by Executive before or after the execution of this Agreement, that is not generally known to the public and that is owned, used, developed, or obtained by the Company or any of the Company’s affiliates in connection with its business, including, but not limited to information relating to business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, software, and applications, web design, work-in-process, technologies, databases, compilations, device configurations, manuals, records, articles, systems, supplier information, vendor information, financial information, results, accounting information, legal information, marketing information, advertising information, track record, employee lists, supplier lists, vendor lists, developments, reports, graphics, drawings, market studies, sales information, revenue, costs, formulae, communications, product plans, designs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, and customer and client information and lists. Confidential Information includes information that any third-party has entrusted to the Company in confidence. Confidential Information shall not include any portion of such information that Executive can demonstrate by tangible evidence: (i) was generally available to and known by the public at the time of disclosure to Executive (provided that the disclosure is through no direct or indirect fault of Executive or persons acting on Executive’s behalf); (ii) was rightfully in Executive’s possession prior to commencing employment with the Company; (iii) was disclosed to Executive without a confidential restriction by a third-party who, to Executive’s knowledge, rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company; or (iv) was lawfully and independently developed by Executive without reference to and/or use of the Confidential Information and without violation of this Agreement. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published. Nothing in this Section shall interfere with or impede Executive’s rights under section 7 of the National Labor Relations Act, including the right to engage in concerted activity. Executive shall cooperate with Company representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of the Company from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by Executive.

7.2 Company Ownership of Work Product.

(a) Work Made for Hire; Assignment. Executive hereby acknowledges and agrees that all deliverables, documentation, ideas, concepts, discoveries, inventions (whether or not protectable under patent laws), developments, modifications, know-how, information, results, data, databases, schematics, drawings, processes, algorithms, software, content, products, prototypes, systems, applications, other work product, technology, and Intellectual Property (as defined below), and all printed, physical, electronic, and other tangible embodiments thereof, and all rights and claims related to any of the foregoing (whether before or hereafter accrued), that are authored, conceived, developed, fabricated, made, reduced to practice, modified, or improved by Executive (either solely or jointly with others) (i) for the Company; (ii) during the course of, or as a result of, Executive’s employment or engagement by the Company or its predecessors, whether before or after the execution of this Agreement; (iii) based on or derived from use of Confidential Information; or (iv) that relate in any manner to any of the Company’s actual or proposed businesses, products, services, research, or development (collectively, “Work Product”), is a “work made for hire” that is owned exclusively (including, for the avoidance of doubt, all copyrights therein) by the Company or any of the Company’s affiliates pursuant to the United States Copyright Act (17 U.S.C., Section 101) (as a result of which the Company shall be the author). To the extent that any Work Product is deemed not to be a “work made for hire” or is not a copyrightable work or that patents, trade secrets, or other Intellectual Property is embodied therein, Executive hereby irrevocably and perpetually assigns, transfers, grants and conveys to the Company or one of the Company’s affiliates (as applicable), for no additional consideration, all right, title, and interest in and to any such Work Product (including, for the avoidance of doubt, all Intellectual Property therein).

(b) Executive understands that “Intellectual Property” means all intellectual and industrial property (in any form or medium), together with all rights, title and interests therein, in all jurisdictions throughout the world, including all of the following: (i) utility and design patents, patent applications and patent disclosures and registrations and applications for registration of industrial design rights (whether or not patentable or reduced to practice or including Confidential Information); (ii) trade secrets and other confidential information, inventions, industrial designs, modifications, methods, processes, and improvements; (iii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), other indicia of source or origin, and Internet domain names, together with all goodwill associated with any of the foregoing; (iv) rights in computer software, including source code, executable code, firmware, systems, tools, data, databases, and other collections of data, and all information and documentation related to any of the foregoing; (v) other works of authorship, copyrights, and copyrightable works, including derivative works; and (vi) registrations, renewals, and applications for registration or renewal of any of the foregoing (i) through (v). Executive understands that in accordance with Section 2870(a) of the California Civil Code, any provision in this Agreement which provides that Executive shall assign, or offer to assign, any of his rights in an invention to the Company shall not apply to an invention that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (1) relate at the time of conception or use to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work Executive performs for the Company. All Intellectual Property that falls within the scope of Section 2870(a) of the California Civil Code shall be excluded from the assignment in Section 7.2(a).

(c) License. If, under applicable law notwithstanding the foregoing, Executive retains any right, title or interest (including any right, title or interest to Intellectual Property) with respect to any Work Product, Executive hereby grants and agrees to grant to the Company, without any limitations or additional remuneration, an exclusive, perpetual, irrevocable, transferable, worldwide, royalty-free license, with the right to sublicense (through multiple tiers of sublicenses), to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform or otherwise exploit such Work Product and Executive agrees not to make any claim against the Company or its affiliates, suppliers or customers with respect to such Work Product.

(d) Records; Disclosure. Executive agrees to keep and maintain adequate and current written records regarding all inventions made, conceived, discovered or developed by Executive (either alone or jointly with others) during Executive’s period of employment or after the termination of Executive’s employment if based on or using Confidential Information or otherwise in connection with Executive’s activities as an employee of the Company. Executive agrees to make available such records and disclose promptly and fully in writing to the Company all such inventions, regardless of whether Executive believes the invention is Work Product subject to this Section 7 or qualifies fully under the provisions of Section 2870(a) of the California Labor Code, and the Company will examine such disclosure in confidence to make such determination. Any such records related to Work Product shall be the sole property of the Company.

(e) Assistance and Cooperation. Executive agrees to cooperate with and assist the Company, and perform, during and after Executive’s employment, all acts deemed necessary or desirable by the Company, to apply for, obtain, establish, perfect, maintain, evidence, enforce or otherwise protect any of the full benefits, enjoyment, right, title and interest throughout the world in the Work Product, in each case at the Company’s expense. Such acts may include, but are not limited to execution of assignments of title and other documents and assistance or cooperation in legal proceedings. Should the Company be unable to secure Executive’s signature on any such document, whether due to Executive’s mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized representatives as Executive’s agent and attorney-in-fact, with full power of substitution and delegation, to undertake such acts in Executive’s name as if executed and delivered by Executive (which appointment is coupled with an interest), and Executive waives and quitclaims to the Company any and all claims of any nature whatsoever that Executive may have or may later have for infringement of any rights to Intellectual Property in or to the Work Product.

(f) Moral Rights. Executive hereby irrevocably waives, and agrees not to assert against the Company (including any successor in interest), to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product (including, for the avoidance of doubt, all Intellectual Property therein).

(g) Duty to Disclosure Work Product. Executive shall promptly and fully communicate to the Company all Intellectual Property and/or Work Product as reasonably practicable under the circumstances and, in any event, whenever requested by the Company.

(h) Executive’s Prior Inventions and Third-Party Materials. Executive has identified and listed on Exhibit B attached hereto, a complete list of all Intellectual Property that Executive authored, conceived, developed, reduced to practice, modified, or improved (either solely or jointly with others) prior to the Effective Date that has not been legally assigned or licensed to the Company (collectively, “Prior Inventions”). If no Prior Inventions are listed on

Exhibit B, Executive represents and warrants that Executive has no Prior Inventions to disclose. If Executive incorporates or causes to be incorporated into any Work Product, or otherwise exploits therewith, any Prior Inventions, then the Company shall own all such Prior Inventions, and Executive hereby assigns all right, title, and interest in such Prior Inventions to the Company. Executive hereby grants to the Company a non-exclusive, perpetual, irrevocable, transferable, worldwide, fully-paid license, with the right to sublicense (through multiple tiers of sublicenses), to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform or otherwise exploit any Prior Inventions that are incorporated into any Work Product, but that are not assigned to the Company pursuant to the preceding sentence. The Company shall own all right, title and interest in and to any derivative works of, or improvements, enhancements or updates to, the Prior Inventions made by or on behalf of the Company pursuant to the license granted herein.

(i) Representations; Warranties and Covenants. Executive represents, warrants and covenants that: (i) Executive has the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (ii) any Work Product that is a copyrightable work is Executive’s original work of authorship; and (iii) neither the Work Product nor any element thereof are subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments.

(j) Adequate Consideration. Executive acknowledges that the Work Product may have substantial economic value and that all proceeds resulting from use and exploitation thereof shall belong solely to the Company. In addition, Executive acknowledges that the salary, equity incentives and/or other compensation Executive receives from the Company for Executive’s employment or continued employment with the Company, and Executive’s access to the Company’s Confidential Information, constitutes fair and adequate consideration for all assignments, licenses and waivers hereunder.

7.3 Non-Competition. During the Employment Period, Executive shall not, and shall cause Executive’s affiliates not to, directly or indirectly, own any interest in, manage, operate, control, be employed or engaged by (whether or not for compensation), render services or advice to, or lend Executive’s name to, or any take any preparatory steps to engage in any of the foregoing with, any person or entity who or which is engaging or preparing to engage in any business activity that is competitive with the Company’s business, provided, however, that Executive shall be permitted to own less than five percent (5%) of any class of securities of any corporation in competition with the Company that is traded on a national securities exchange (as long as Executive does not participate in the business activities of such entity).

7.4 Non-Solicitation of the Company’s Customers or Potential Customers. During the Employment Period, Executive will not, directly or indirectly: (a) solicit, induce (or participate in or attempt to solicit or induce) any customer or potential customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to the Company or any of the Company’s affiliates its relationship with the Company or any of the Company’s affiliates; (b) solicit or assist in the solicitation of any customer or potential customer for any purposes that are competitive to the Company or any of the Company’s affiliates; or (c) use Confidential

Information of the Company or any of the Company’s affiliates to solicit any customer or potential customer.

7.5 Non-Solicitation of the Company’s Business Relations. During the Employment Period, Executive will not, directly or indirectly: (a) solicit, induce (or participate in or attempt to solicit or induce) any sourcer, supplier, vendor, licensor of intellectual property or other rights to the Company or any of the Company’s affiliates, or subcontractor or other business relation of the Company or any of the Company’s affiliates, to terminate, diminish, or materially alter in a manner harmful to the Company or any of the Company’s affiliates its relationship with the Company or any of the Company’s affiliates; (b) solicit or assist in the solicitation of any sourcer, supplier, vendor, licensor of intellectual property or other rights to the Company or any of the Company’s affiliates, or subcontractor or other business relation of the Company or any of the Company’s affiliates for any purposes that are competitive to the Company or any of the Company’s affiliates; or (c) use Confidential Information of the Company or any of the Company’s affiliates to solicit any sourcer, supplier, vendor, licensor of intellectual property or other rights to the Company or any of the Company’s affiliates, or subcontractor or other business relation of the Company or any of the Company’s affiliates, in each case, other than for or on behalf of the Company or its affiliates.

7.6 Non-Solicitation of the Company’s Employees or Contractors. During the Employment Period, Executive will not, directly or indirectly: (a) solicit, induce, or encourage (or participate in or attempt to solicit, induce, or encourage) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company or any of the Company’s affiliates or otherwise diminish his or her relationship with the Company or any of the Company’s affiliates (other than for or on behalf of the Company or its affiliates); or (b) solicit, induce, encourage, or hire (or participate in or attempt to solicit, induce, encourage, or hire) any employee, consultant or independent contractor of the Company for purposes of rendering services that are competitive to the Company or any of the Company’s affiliates.

7.7 Duty of Loyalty. Executive acknowledges and agrees that, during the Employment Period, Executive shall owe a fiduciary duty of loyalty to act at all times in the best interests of the Company and any of the Company’s affiliates. In keeping with such duty, during Executive’s employment, Executive shall fully disclose to the Company all business opportunities pertaining to the Company’s business or the business of any of the Company’s affiliates and shall not appropriate for Executive’s own benefit or the benefit of another business opportunities concerning the Company’s business or the business of any of the Company’s affiliates.

7.8 Non-Disparagement. Executive hereby agrees and covenants that Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company, any of the Company’s affiliates, or any of their employees, officers, directors, shareholders (or any of such shareholders’ affiliates), or lenders. Nothing in this Section or this Agreement restricts or impedes either party from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

7.9 Cooperation. The parties agree that certain matters in which Executive have been involved during Executive’s employment or engagement may need Executive’s cooperation with the Company or any of the Company’s affiliates in the future. In consideration for the Severance Benefits and other consideration in this Agreement, during the Employment Period and thereafter, Executive agrees upon the Company’s request to cooperate with the Company or any of the Company’s affiliates in any pending or future matters arising out of or related to Executive’s service to the Company or any of the Company’s affiliates, including, but not limited to, any business transactions, business relationships, litigation, investigation or other dispute, in which Executive have knowledge or information, and including execution and delivery of any documents or other information reasonably requested to effect or register Executive’s removal from positions as a director or officer of members of the Company or any of the Company’s affiliates; provided that the Company shall make reasonable efforts to minimize disruption of Executive’s other activities and shall reimburse Executive for reasonable expenses incurred in connection with this cooperation. In addition, the Company will pay Executive $500 per hour for Executive’s time spent satisfying Executive’s obligations pursuant to this Section 7.9 for any period of time Severance Benefits are not being paid to Executive (but excluding any period during which the Release is under review by Executive).

7.10 Permitted Disclosures. Nothing in this Agreement or any other agreement between the parties or any other policies of the Company prohibits or restricts any person or entity from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (c) accepting any U.S. Securities and Exchange Commission awards; or (d) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good-faith concerns about possible violations of law or regulation. Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (1) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

7.11 Injunctive Relief; Remedies; Indemnification. Executive agrees that, due to the nature of the business of the Company, the restrictions set forth in this Agreement are reasonable as to time, geography and scope. Executive agrees that the obligations set forth in this Agreement are necessary and reasonable to protect the Company’s legitimate business interests, Confidential Information, trade secrets, customer and employee relationships and the goodwill associated therewith. Executive agrees that the Company would suffer irreparable harm and continuing damage for which money damages would be insufficient if Executive were to breach, or threaten to breach, any of the restrictions in Section 7 of this Agreement. Executive furthermore agrees that the Company would by reason of such breach, or threatened breach, be entitled to an injunction, a decree for specific performance, or other equitable relief in a court of appropriate jurisdiction and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post any bond. Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from breaching the terms of any provision in Section 7 of this Agreement. Section 7 of this Agreement shall not diminish the right of the Company to claim and recover damages and other appropriate relief in addition to injunctive relief.

7.12 Third-Party Information. Executive agrees that the Company does not desire to acquire from Executive any intellectual property, trade secrets, know-how, or confidential business information that Executive may have acquired from others. Executive agrees not to disclose or use any such information in connection with Executive’s employment or engagement with the Company in violation of any obligations to others. Executive represents Executive is not bound by any agreement or restriction that conflicts with or prevents the full performance of Executive’s duties and obligations to the Company.

7.13 Termination; Return of Materials. In the event of the termination of Executive’s employment or upon the earlier request of the Company, Executive agrees to promptly return all property of the Company, including, without limitation, (a) all source code, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, (b) all equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, and (c) all written or tangible materials containing Confidential Information or information pertaining to any Work Product. Executive understands that Executive’s obligations contained in this Section 7 will survive the termination of Executive’s employment and Executive will continue to make all disclosures required of Executive by Section 7.2(e) above. In the event of the termination of Executive’s employment, Executive agrees, if requested by the Company, to sign and deliver the Termination Certificate, attached as Exhibit C hereto. Executive agrees that after the termination of Executive’s employment, Executive will not enter into any agreement that conflicts with Executive’s obligations under this Section 7 and will inform any subsequent employers of Executive’s obligations under this Section 7. The termination of any employment or other agreement between the Company and Executive shall not terminate this Section 7 and each and all of the terms and conditions hereof shall survive and remain in full force and effect.

7.14 Severability; Reformation. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall remain fully effective. If any one or more of the provisions contained in this Agreement is held to be excessively broad in scope or duration, if permitted by applicable law, such provisions shall be construed by modifying them so as to be enforceable to the maximum extent allowed by applicable law. A determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

8. General Provisions.

8.1 Notices. Any notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to the Company:

Carlsmed, Inc.

Attention: Board of Directors

1800 Aston Ave.

Suite 100

Carlsbad, CA 92008

With copies to (which shall not constitute notice):

Morrison & Foerster LLP

Attention: James Krenn

12531 High Bluff Drive, Suite 200

San Diego, CA 92130

[***]

If to Executive:

Michael Cordonnier

[***]

With copies to (which shall not constitute notice):

Matthew T. Shiels

Shiels PLLC

300 Park Avenue, Suite 1201

New York, NY 10022

[***]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

8.2 Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.3 Complete Agreement. This Agreement, including Exhibits A, B and C, together with the Indemnification Agreement, constitute the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company and approved by the Board. The parties may have entered into other agreements, which govern other aspects of the relationship between the parties, and may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

8.4 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.5 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.6 Successors and Assigns. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

8.7 Advice of Counsel. EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EXECUTIVE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

8.8 Tax Withholding. The Company and its subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its subsidiaries to Executive (including withholding shares or other equity securities in the case of issuances of equity by the Company or its subsidiaries) any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or its subsidiaries, including wages, bonuses, distributions, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity. In the event any such deductions or withholdings are not made, Executive shall indemnify the Company and its subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto; provided, that, Executive shall not be obligated to indemnify the Company pursuant to this Section 8.8 for such interest, penalties or related expenses which are directly caused by the failure of the Company to take necessary action with respect to such deductions and withholdings as it is required by law to take.

8.9 Termination. This Agreement (except for the provisions of Sections 1, 2, and 3) shall survive the termination of Executive’s employment or engagement with the Company and shall remain in full force and effect after such termination.

8.10 Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any of the Company’s affiliates or subsidiaries, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, each of the Company or any of the Company’s affiliates or subsidiaries reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect; provided, however, that such clawback policies and procedures shall not apply to compensation paid prior to the Employment Period.

8.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to conflicts of law principles.

8.12 Resolution of Disputes. Except for injunctive actions pursuant to Section 7.11 of this Agreement or any disputes or claims involving sexual assault and/or sexual harassment as defined by title 9 of the United States Code arising on or after March 3, 2022, the parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment or relationship with the Company or its affiliates, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The location for the arbitration shall be the Carlsbad, California metropolitan region. Any award made in such arbitration shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement or to pursue injunctive relief in aid of arbitration.

[Remainder of Page Left Intentionally Blank]

In Witness Whereof, the parties have executed this Agreement effective as of the Effective Date.

Carlsmed, Inc.

By:	/s/ Niall Casey
Name: Niall Casey
Title: Secretary

Executive

/s/ Michael Cordonnier
Michael Cordonnier

Exhibit A

Release

Exhibit B

Prior Inventions

Exhibit C